For Immediate Release

Executive Contact:	Investor / Media Contacts:
Charles J. Kleman	James Palczynski-Investor Relations
Chief Operating Officer	Megan McDonnell-Media Relations
Chief Financial Officer	Integrated Corporate Relations, Inc.
Chico’s FAS, Inc.	(203) 222-9013
(239) 274-4105

Chico’s FAS, Inc. Announces Record First Quarter Earnings

•	Revenues rose 52.0% to a record $257 million

•	Net income climbed 52.6% to a record $36 million

•	May comparable store sales currently strong in the high teens

     Fort Myers, FL — May 27, 2004 — Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the first quarter ended May 1, 2004.

     Net sales for the first quarter ended May 1, 2004, increased 52.0% to a record $257 million from $169 million for the first quarter ended May 3, 2003. Net income rose 52.6% to $36 million, or $0.40 a diluted share, compared to net income of $23 million, or $0.27 a diluted share, in the prior year’s first quarter. Comparable store sales for the Company-owned stores increased 20.1% for the thirteen week period ended May 1, 2004 compared to the same thirteen week period last year.

     Scott A. Edmonds, President and CEO, commented, “We are pleased to report that our efforts to target improved operating margins that began back in 2002 have been successful, with this quarter capping off four consecutive quarters with an increase in our operating margin over the prior year’s same quarter. This year’s first quarter operating margin of 22.3% increased by 20 basis points compared to last year’s first quarter operating margin of 22.1%. This increase was accomplished primarily through improved gross margins in the Chico’s brand due to higher initial merchandise margins and a lower markdown rate, and better than expected gross margins in the White House | Black Market brand. Our new distribution center in Winder, Georgia continues to leverage nicely which further improved our gross margin as a percent of sales. Although the higher cost structure of the White House | Black Market operations resulted in a slight deleveraging of our SG&A costs, the White House | Black Market brand contributed between $.02 and $.025 to our $.40 diluted earnings per share. We continue to be pleased with the White House | Black Market brand’s solid sales and gross margin results and we are continuing our initiatives aimed at reducing the cost structure within the White House | Black Market stores and their back office overhead. Lastly, we look forward to the launch of our new intimate apparel line ‘Soma by Chico’s’ in the third quarter of this year.”

     Chico’s sells exclusively designed, private-label women’s clothing and related accessories. The Company operates 579 women’s specialty stores, including stores in 46 states, the District of Columbia, the Virgin Islands and Puerto Rico operating under either the

name Chico’s or White House | Black Market. The Company owns 411 Chico’s front-line stores, 24 Chico’s outlet stores, and 132 White House | Black Market stores; franchisees own and operate 12 Chico’s stores.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information, please call (877) 424-4267 to listen to Chico’s monthly sales information and investor relations line

A copy of a slide show addressing Chico’s recent financial results and current plans for expansion is available on the Chico’s website at www.chicos.com in the investor relations section

Additional investor information on Chico’s FAS, Inc. is available free of charge on the Chico’s website at www.chicos.com in the investor relations section

(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	May 1,	January 31,
	2004	2004
ASSETS
Current Assets:
Cash and cash equivalents	$22,133	$15,676
Marketable securities, at market	160,692	104,453
Receivables	5,066	6,368
Inventories	60,686	54,896
Prepaid expenses	9,982	8,655
Deferred taxes	8,491	7,525

Total Current Assets	267,050	197,573

Property and Equipment:
Land and land improvements	6,035	5,976
Building and building improvements	25,678	25,014
Equipment, furniture and fixtures	108,565	100,589
Leasehold improvements	107,271	99,806

Total Property and Equipment	247,549	231,385
Less accumulated depreciation and amortization	(64,997)	(57,660)

Property and Equipment, Net	182,552	173,725

Other Assets:
Goodwill	60,370	60,114
Other intangible assets	34,020	34,043
Other assets, net	6,285	5,399

Total Other Assets	100,675	99,556

	$550,277	$470,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$35,575	$27,796
Accrued liabilities	41,305	43,187
Current portion of deferred liabilities	213	599

Total Current Liabilities	77,093	71,582

Noncurrent Liabilities:
Deferred liabilities	13,452	12,713
Deferred taxes	10,863	11,724

Total Noncurrent Liabilities	24,315	24,437

Stockholders’ Equity:
Common stock	891	875
Additional paid-in capital	137,034	98,586
Retained earnings	311,004	275,339
Accumulated other comprehensive (loss) income	(60)	35

Total Stockholders’ Equity	448,869	374,835

	$550,277	$470,854

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 1, 2004		May 3, 2003
	Amount	% of Sales	Amount	% of Sales
Net sales by Company stores	$248,487	96.7	$161,440	95.5
Net sales by catalog & Internet	6,082	2.4	5,683	3.4
Net sales to Franchisees	2,222	0.9	1,861	1.1

Net sales	256,791	100.0	168,984	100.0
Cost of goods sold	96,955	37.8	64,689	38.3

Gross profit	159,836	62.2	104,295	61.7
General, administrative and store operating expenses	95,805	37.3	62,284	36.9
Depreciation and amortization	6,777	2.6	4,625	2.7

Income from operations	57,254	22.3	37,386	22.1
Interest income, net	269	0.1	303	0.2

Income before taxes	57,523	22.4	37,689	22.3
Income tax provision	21,858	8.5	14,322	8.5

Net income	$35,665	13.9	$23,367	13.8

Per share data:
Net income per common share–basic	$0.40		$0.27

Net income per common & common equivalent share–diluted	$0.40		$0.27

Weighted average common shares outstanding–basic	88,470		85,513

Weighted average common & common equivalent shares outstanding–diluted	89,778		87,183